The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the accompanying product supplement, the underlier supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated April 17, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283969
(To Prospectus dated February 26, 2025,
Underlier Supplement dated February 26, 2025
and Product Supplement MLN-EI-1 dated February 26, 2025)

The Toronto-Dominion Bank $• Trigger GEARS
Linked to an Unequally Weighted Basket of Equity Indices due on or about April 30, 2031
Investment Description
The Toronto-Dominion Bank Trigger GEARS (the “Securities”) are senior, unsecured debt obligations issued by The Toronto-Dominion Bank (“TD” or the “issuer”) linked to an unequally weighted basket (the “underlying basket”) consisting of the following five equity indices (each, a “basket asset”, together the “basket assets”): EURO STOXX 50® Index (40.00% weighting), Nikkei 225® Index (25.00% weighting), FTSE®100 Index (17.50% weighting), Swiss Market Index (10.00% weighting) and S&P/ASX 200 Index (7.50% weighting). The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying basket from the initial basket level to the final basket level (the “basket return”) and whether the basket closing level on the final valuation date (the “final basket level”) is less than the downside threshold. If the basket return is positive, at maturity TD will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the basket return multiplied by the upside gearing. If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity TD will pay you a cash payment per Security equal to the principal amount. If, however, the basket return is negative and the final basket level is less than the downside threshold, at maturity TD will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the basket return and, in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of TD. If TD were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.
Features
❑	Enhanced Exposure to Positive Basket Return — At maturity, the Securities provide exposure to any positive basket return multiplied by the upside gearing.
❑
Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity TD will pay you a cash payment per Security equal to the principal amount. If, however, the basket return is negative and the final basket level is less than the downside threshold, at maturity TD will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the basket return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of TD.

Key Dates*
Trade Date**	April 28, 2026
Settlement Date**	April 30, 2026
Final Valuation Date	April 28, 2031
Maturity Date	April 30, 2031
*	Expected. See page 2 for additional details.
**
We expect to deliver the Securities against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of TD. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.
You should carefully consider the risks described under “Key Risks” beginning on page 4 herein and under “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose a significant portion or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Security Offering
Information about the underlying basket and the basket assets is specified under “Preliminary Terms — Underlying Basket” herein and described in more detail under “Information About the Underlying Basket and the Basket Assets” herein. The final terms of the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Underlying Basket	Basket Weighting	Upside Gearing	Initial Basket Level	Downside Threshold	CUSIP	ISIN

An Unequally Weighted Basket of 5 Equity Indices (see page 2 for further details)	Unequally Weighted (see page 2 for further details)	1.42 to 1.62	To be set to 100.00 on the trade date	75.00% of the Initial Basket Level	89116V311	US89116V3116

The estimated value of your Securities at the time the terms of your Securities are set on the trade date is expected to be between $9.013 and $9.313 per Security, as discussed further under “Key Risks — Risks Relating to Estimated Value and Liquidity” beginning on page 5 and “Additional Information Regarding the Estimated Value of the Securities” herein. The estimated value is expected to be less than the issue price of the Securities.
See “Additional Information About TD and the Securities” on page ii. The Securities will have the terms set forth in the accompanying product supplement dated February 26, 2025, underlier supplement dated February 26, 2025, the accompanying prospectus dated February 26, 2025 and this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Securities are unsecured and are not savings accounts or insured deposits of a bank. The Securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Securities will not be listed or displayed on any securities exchange or electronic communications network.
Offering of Securities	Issue Price to Public		Underwriting Discount(1)		Proceeds to TD(1)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to an Unequally Weighted Basket of Equity Indices	$•	$10.00	$•	$0.35	$•	$9.65
(1) TD Securities (USA) LLC (“TDS”) will purchase the Securities from TD at the issue price to public less the underwriting discount specified above and will sell the Securities to UBS Financial Services Inc. (“UBS”) at the issue price to public less the underwriting discount received. UBS or one of its affiliates is to conduct hedging activities for us in connection with the Securities. These amounts exclude any profits to UBS, TD or any of our or their respective affiliates from hedging. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein.
TD Securities (USA) LLC	UBS Financial Services Inc.

Additional Information About TD and the Securities
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 (the “product supplement”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the prospectus. The Securities vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
♦	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
♦	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
♦	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

ii

Investor Suitability
The Securities may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your initial investment.
♦
You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying basket, the basket assets or the stocks comprising the basket assets (the “underlying constituents”).

♦	You believe that the level of the underlying basket will increase over the term of the Securities.
♦	You are willing to invest in the Securities if the upside gearing was set equal to the bottom of the range specified on the cover hereof (the actual upside gearing will be set on the trade date).
♦	You are willing to invest in the Securities based on the downside threshold specified on the cover hereof.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket and basket assets.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You understand and are willing to accept the risks associated with the underlying basket and the basket assets.
♦
You are willing to assume the credit risk of TD for all payments under the Securities, and understand that if TD defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your initial investment.
♦
You cannot tolerate a loss of a significant portion or all of your initial investment or are not willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying basket, the basket assets or the underlying constituents.

♦	You believe that the level of the underlying basket will decline during the term of the Securities and that the final basket level is likely to be less than the downside threshold.
♦	You are unwilling to invest in the Securities if the upside gearing was set equal to the bottom of the range specified on the cover hereof (the actual upside gearing will be set on the trade date).
♦	You are unwilling to invest in the Securities based on the downside threshold specified on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket or basket assets.
♦	You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are unwilling to accept the risks associated with the underlying basket or the basket assets.
♦	You are not willing to assume the credit risk of TD for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information on the underlying basket and the basket assets. You should also review carefully the “Key Risks” section herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus for risks related to an investment in the Securities.

Preliminary Terms
Issuer	The Toronto-Dominion Bank
Issue	Senior Debt Securities, Series H
Agents	TD Securities (USA) LLC (“TDS”) and UBS Financial Services Inc. (“UBS”)
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term
Approximately 5 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Underlying Basket	The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial asset levels.
	Basket Asset	Bloomberg Ticker	Basket Weighting	Initial Asset Level(1)
	EURO STOXX 50® Index	SX5E	40.00%	●
	Nikkei 225® Index	NKY	25.00%	●
	FTSE®100 Index	UKX	17.50%	●
	Swiss Market Index	SMI	10.00%	●
	S&P/ASX 200 Index	AS51	7.50%	●

Upside Gearing	1.42 to 1.62. The actual upside gearing will be determined on the trade date.
Payment at Maturity (per Security)
If the basket return is positive, TD will pay you a cash payment equal to:
$10 × (1 + Basket Return × Upside Gearing)
If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, TD will pay you a cash payment equal to:
$10
If the basket return is negative and the final basket level is less than the downside threshold, TD will pay you a cash payment that is less than the principal amount, if anything, equal to:
$10 × (1 + Basket Return)
In this scenario, you will suffer a percentage loss on your initial investment equal to the basket return and, in extreme situations, you could lose all of your initial investment.

Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	To be set to 100.00 on the trade date.
Final Basket Level	The basket closing level on the final valuation date, as determined by the calculation agent
Downside Threshold(2)	A specified level of the underlying basket that is less than the initial basket level, equal to a percentage of the initial basket level, as specified on the cover hereof.
Basket Closing Level	The basket closing level will be calculated as follows: 100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return	With respect to each basket asset, the quotient, expressed as a percentage, of the following formula: Closing Asset Level – Initial Asset Level Initial Asset Level
Closing Asset Level(2)	With respect to each basket asset, the closing level for such basket asset on the final valuation date, as the case may be.
Trading Day
A trading day with respect to a basket asset means a day on which:
(A)     the Eurex (as to the EURO STOXX 50® Index), the Tokyo Stock Exchange (as to the Nikkei 225® Index), the London Stock Exchange (as to the FTSE® 100 Index), the SIX Swiss Exchange (as to the Swiss Market Index), or the Australian Stock Exchange (as to the S&P/ASX 200 Index) (or any successor to the foregoing exchanges), as applicable, is open for trading; and
(B)      that basket asset or its successor thereto is calculated and published.

Business Day	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent	TD
Listing	The Securities will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Securities are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event	See “Additional Terms of the Securities” herein.
(1) With respect to each basket asset, the closing level for such basket asset on the trade date as determined by the calculation agent and subject to adjustment as described under “Additional Terms of the Securities” herein.
(2) As determined by the calculation agent and subject to adjustment as described under “Additional Terms of the Securities” herein.

Investment Timeline

Trade Date	The initial asset level of each basket asset is observed and the initial basket level and the final terms of the Securities are set.

Maturity Date
The closing asset level for each basket asset is observed on the final valuation date and each basket asset return and the basket return are calculated.
If the basket return is positive, TD will pay you a cash payment per Security equal to:
$10 × (1 + Basket Return × Upside Gearing)
If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, TD will pay you a cash payment per Security equal to:
$10
If the basket return is negative and the final basket level is less than the downside threshold, TD will pay you a cash payment per Security that is less than the principal amount, if anything, equal to:
$10 × (1 + Basket Return)
In this scenario, you will suffer a percentage loss on your initial investment equal to the basket return and, in extreme situations, you could lose all of your initial investment.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of TD. If TD were to default on its obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to a hypothetical investment in the underlying basket. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities under “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.
Risks Relating to Return Characteristics
♦
Risk of loss at maturity — The Securities differ from ordinary debt securities in that TD will not necessarily repay the principal amount of the Securities at maturity. If the basket return is negative and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose all of your initial investment.

♦
The contingent repayment of principal applies only if you hold your Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket at such time is equal to or greater than the downside threshold.

♦
The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing, and the percentage return you realize may be less than the then-current basket return multiplied by the upside gearing, even if such return is positive. You can receive the full benefit of the upside gearing only if you hold your Securities to maturity.

♦	No interest payments — TD will not pay any interest with respect to the Securities.
♦
Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket. The greater the expected volatility of the underlying basket as of the time the terms of the Securities are determined, the greater the expectation is as of that date that the final basket level could be less than the downside threshold and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher upside gearing and/or lower downside threshold than those terms on otherwise comparable securities. Therefore, a relatively higher upside gearing and/or lower downside threshold may indicate an increased risk of loss. However, the underlying basket’s volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying basket and the potential to lose a significant portion or all of your initial investment.

♦
Owning the Securities is not the same as owning the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying constituents. For instance, as an owner of the Securities, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying constituents during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. Similarly, you will not have voting rights or any other rights of a holder of the underlying constituents.

Risks Relating to Characteristics of the Underlying Basket and Basket Assets
♦
Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying basket (and, therefore, the weighted performance of the basket assets) and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The level of the basket assets (and, therefore, the level of the underlying basket) can rise or fall sharply due to factors specific to the such basket assets and their underlying constituents, such as stock or commodity price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into the basket assets and underlying constituents.

♦
There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying basket will rise or fall. There can be no assurance that the basket closing level will be greater than the initial basket level. The performance of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket assets and their underlying constituents. You should be willing to accept the downside risks of owning equities in general and the underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment in the Securities.

♦
The underlying basket is unequally weighted, and changes in the levels of the basket assets may offset each other — The underlying basket is unequally weighted; thus, an increase in the level of one or more basket assets may be offset by a smaller increase or a decline in the level of one or more other basket assets. As a result, the basket return could be negative even if relatively few of the basket assets experience a negative basket asset return, resulting in the loss of a significant portion or all of your investment in the Securities. Because the basket assets are not equally weighted, increases in lower weighted basket assets may be offset by even small decreases in more heavily weighted basket assets. Specifically, the performance of the EURO STOXX® 50 Index will have a significantly larger impact on the return on the Securities than the performance of any other basket asset and the performance of the Swiss Market Index and the S&P/ASX 200 Index will have a significantly smaller impact.

♦
Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Securities — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket assets may not correlate with each other. At a time when the level of a basket asset increases, the level of another basket asset may not increase as much, or may even decline. Therefore, in calculating the underlying basket’s performance, an increase in the level of one basket asset may be moderated, wholly offset or reversed by a lesser increase, or by a decline, in the level of another basket asset. Further, high correlation of movements in the levels of the basket assets could adversely affect your return on the Securities during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and return on, your Securities.

♦
Changes affecting a basket asset could have an adverse effect on the market value of, and return on, your Securities — The policies of any index sponsor as specified under “Information About the Underlying Basket and the Basket Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents , such as stock dividends, reorganizations or mergers, and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable basket asset. The policies of an index sponsor with respect to the calculation of the applicable basket asset could also adversely affect the level of such basket asset. An index sponsor may discontinue or suspend calculation or dissemination of the applicable basket asset. If these or other events occur, the market value of, and return on, the Securities may be adversely affected.

♦
None of TD or the agents can control actions by the index sponsors or, except to the extent the common stock of the parent company of UBS is included in a basket asset, any underlying constituent issuer and none of the index sponsors or any other underlying constituent issuer have any obligation to consider your interests — None of TD, the agents or our or their respective affiliates are affiliated with the index sponsors or have any ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket assets. In addition, except to the extent the common stock of UBS’ parent is included in the Swiss Market Index, none of TD, the agents or our or their respective affiliates are affiliated with any other underlying constituent issuer or have any ability to control or predict their actions or their public disclosure of information, whether contained in SEC filings or otherwise. None of the index sponsors or any other underlying constituent issuer is involved in the Securities offering in any way and none have any obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of, and return on, your Securities.

♦
The basket assets reflect price return, not total return — The return on your Securities is based on the performance of the underlying basket and, therefore, the basket assets, which reflect the change in the market prices of their underlying constituents. None of the basket assets are a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. Accordingly, the return on your Securities will not include such a total return feature or dividend component.

♦
The Securities are subject to risks associated with non-U.S. securities markets — The Securities are subject to risks associated with non-U.S. securities markets because the EURO STOXX 50® Index, Nikkei 225® Index, FTSE®100 Index, Swiss Market Index and S&P/ASX 200 Index are comprised of stocks that are traded in the Eurozone, Japan, the United Kingdom, Switzerland and Australia, respectively. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

The Securities may also be subject to regulatory risks, including sanctions, because each basket asset is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the basket assets and, as a result, the market value of, and return on the Securities. Additionally, following certain events, if the calculation agent determines that a change in law has occurred or would have occurred but for a decision by its index sponsor to modify or reconstitute its index, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would achieve an equitable result, it may deem the basket asset’s closing level on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. For additional information, see “Additional Terms of the Securities — Discontinuance of, Adjustments to, or Change in Law Affecting, a Basket Asset; Alteration of Method of Calculation” herein.
♦
The Securities will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the basket assets — Although the basket assets all include stocks that are traded in currencies other than the U.S. dollar, the Securities are denominated in U.S. dollars. The determination of the closing asset levels, basket return and the payment at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such underlying constituents are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may adversely affect the levels of the basket assets and, accordingly, the return on the Securities. You will not benefit from any appreciation of the currencies in which underlying constituents are denominated relative to the U.S. dollar, which you would have had you owned such stocks directly.

Risks Relating to Estimated Value and Liquidity
♦
The estimated value of your Securities is expected to be less than the issue price of your Securities — The estimated value of your Securities on the trade date is expected to be less than the issue price of your Securities. The difference between the issue price of your Securities and the estimated value of the Securities reflects costs and expected profits associated with selling and structuring the Securities, as well as hedging our obligations under the Securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

♦
The estimated value of your Securities is based on our internal funding rate — The estimated value of your Securities on the trade date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Securities generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Securities to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Securities is expected to increase the estimated value of the Securities at any time.

♦
The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the trade date is based on our internal pricing models when the terms of the Securities are set, which take into account a number of variables, such as our internal funding rate on the trade date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially less than the estimated value of the Securities determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

♦
The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be less than the issue price of your Securities and may be less than the estimated value of your Securities — The estimated value of the Securities is not a prediction of the prices at which TDS, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Securities, as well as hedging our obligations under the Securities, secondary market prices of your Securities will likely be less than the issue price of your Securities. As a result, the price at which TDS, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be less than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.

♦
The temporary price at which TDS may initially buy the Securities in the secondary market may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the trade date, the price at which TDS may initially buy or sell the Securities in the secondary market (if TDS makes a market in the Securities, which it is not obligated to do) may exceed the estimated value of the Securities on the trade date, as well as the secondary market value of the Securities, for a temporary period after the settlement date of the Securities, as discussed further under “Additional Information Regarding the Estimated Value of the Securities” herein. The price at which TDS may initially buy or sell the Securities in the secondary market may not be indicative of future prices of your Securities.

♦
The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices — Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Securities will likely be less than the issue price. The issue price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

♦
There may not be an active trading market for the Securities — sales in the secondary market may result in significant losses — There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or electronic communications network. TDS or another of our affiliates intends to make a market for the Securities; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial.

If you sell your Securities before the maturity date, you may have to do so at a substantial discount from the issue price irrespective of the value of the basket assets, and as a result, you may suffer substantial losses.
♦
If the value of the basket assets changes, the market value of your Securities may not change in the same manner — Your Securities may trade quite differently from the performance of the basket assets. Changes in the value of the basket asset may not result in a comparable change in the market value of your Securities. Even if the closing asset level of each basket asset increases to greater than the initial asset level during the term of the Securities, the market value of your Securities may not increase by the same amount and could decline.

♦
Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; any expected dividends on the underlying constituents; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of TD; the then current bid-ask spread for the Securities and the factors discussed under “— Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest between you and the calculation agent” below. These and other factors are unpredictable and interrelated and may offset or magnify each other

Risks Relating to Hedging Activities and Conflicts of Interest
♦
Potential conflicts of interest between you and the calculation agent — The calculation agent will, among other things, determine the amount payable on the Securities. We will serve as the calculation agent and may appoint a different calculation agent after the settlement date without notice to you. The calculation agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the calculation agent may have to determine whether a market disruption event affecting a basket asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the calculation agent may affect the return on the Securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

♦
Trading and business activities by TD, the agents or our or their respective affiliates may adversely affect the market value of, and any amounts payable on, the Securities — We, the agents and/or our or their respective affiliates may hedge our obligations under the Securities by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the values of the basket assets or one or more underlying constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our or their respective affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines. We, the agents or one or more of our or their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the basket assets or one or more underlying constituents.

Because UBS, or one of its affiliates, is to conduct hedging activities for us in connection with the Securities, UBS, or its affiliate, may profit in connection with such hedging activities. Such profit, if any, will be in addition to the compensation that UBS, or its affiliate, receives for the sale of the Securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for UBS to sell the Securities to you in addition to the compensation they would receive for the sale of the Securities.

These trading activities may present a conflict between the holders’ interest in the Securities and the interests we, TDS and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Securities.
We, the agents and/or our or their respective affiliates may, at present or in the future, engage in business with one or more underlying constituent issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the agents’ and/or our or their respective affiliates’ obligations, and your interests as a holder of the Securities. Moreover, we, the agents and/or our or their respective affiliates may have published, and in the future expect to publish, research reports with respect to one or more of the basket assets or underlying constituent issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any of these activities by us, the agents and/or our or their respective affiliates may affect the value of one or more of the basket assets or underlying constituent issuers and, therefore, the market value of, and return on, the Securities.
Risks Relating to General Credit Characteristics
♦
Credit risk of TD — Although the return on the Securities will be based on the performance of the basket assets, the payment of any amount due on the Securities is subject to TD’s credit risk. The Securities are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Securities and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Securities. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amount due under the terms of the Securities and could lose all of their initial investment.

Risks Relating to Canadian and U.S. Federal Income Taxation
♦
Uncertain tax treatment — The U.S. tax treatment of the Securities is uncertain. Please read carefully the sections entitled “What Are the Tax Consequences of the Securities?” herein and “Material U.S. Federal Income Tax Consequences” in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Securities.

For a discussion of the Canadian federal income tax consequences of investing in the Securities, please see the discussion herein under “Canadian Taxation”. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein), as such rules may be amended from time to time. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the Securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Securities and receiving the payments that might be due under the Securities.

Hypothetical Examples and Return Table of the Securities at Maturity
The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.
The examples and table below illustrate the payment at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):
Principal Amount:	$10
Term:	Approximately 5 years
Initial Basket Level:	100.00
Downside Threshold:	75.00 (which is equal to 75.00% of the initial basket level)
Upside Gearing:	1.42
Range of Basket Return:	-100% to 40%
Example 1 — The Basket Return is 5.00%.
Because the basket return is positive, the payment at maturity per Security will be calculated as follows:
$10 × (1 + Basket Return × Upside Gearing)
= $10 × (1 + 5.00% × 1.42)
= $10 × (1 + 7.10%)
= $10.71 per Security (7.10% total return).
Example 2 — The Basket Return is 30.00%.
Because the basket return is positive, the payment at maturity per Security will be calculated as follows:
$10 × (1 + Basket Return × Upside Gearing)
= $10 × (1 + 30.00% × 1.42)
= $10 × (1 + 42.60%)
= $14.26 per Security (42.60% total return).
Example 3 — The Basket Return is -10.00% and the Final Basket Level is equal to or greater than the Downside Threshold.
Because the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, the payment at maturity per Security will be equal to the principal amount of $10.00 (0.00% total return).
Example 4 — The Basket Return is -60.00% and the Final Basket Level is less than the Downside Threshold.
Because the basket return is negative and the final basket level is less than the downside threshold, the payment at maturity per Security will be less than the principal amount, calculated as follows:
$10 × [1 + (Basket Return)]
= $10 × [1 + (-60.00%)]
= $4.00 per Security (60.00% loss).
In this scenario, you will suffer a percentage loss on your initial investment equal to the basket return and, in extreme situations, you could lose all of your initial investment.

Underlying Basket		Payment and Return at Maturity
Final Basket Level	Basket Return	Payment at Maturity	Security Total Return at Maturity
140.00	40.00%	$15.68	56.80%
130.00	30.00%	$14.26	42.60%
120.00	20.00%	$12.84	28.40%
110.00	10.00%	$11.42	14.20%
100.00	0.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
75.00	-25.00%	$10.00	0.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%
Investing in the Securities involves significant risks. You may lose a significant portion or all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of TD. If TD were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Information About the Underlying Basket and the Basket Assets
All disclosures contained in this document regarding the underlying basket and basket assets is derived from publicly available information. TD has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.
Included on the following pages is a brief description of the underlying basket and basket assets. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each of the basket assets and a hypothetical underlying basket. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.
The Underlying Basket
Because the underlying basket is a newly created basket and its level will begin to be calculated on the trade date, there is no actual historical information about the basket closing levels as of the date hereof. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. TD has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing level has fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the term of the Securities.
Hypothetical Historical Basket Levels
The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2021 through April 16, 2026, based on the daily closing levels of the basket assets, assuming the basket closing level was 100 on January 1, 2021. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.
Basket Closing Level

EURO STOXX 50® Index
We have derived all information regarding the EURO STOXX 50® Index (“SX5E”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited.
STOXX Limited has no obligation to continue to publish the SX5E, and may discontinue publication of the SX5E at any time. The SX5E is determined, comprised and calculated by STOXX Limited without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — The EURO STOXX 50® Index”, the SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Select information regarding top constituents and industry and/or sector weightings may be made available by its index sponsor on its website.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. TD has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.
Historical Information
The graph below illustrates the performance of SX5E from January 1, 2016 through April 16, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. TD has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SX5E on April 16, 2026 was 5,933.28. The actual initial asset level for SX5E will be the closing level of SX5E on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

Nikkei 225® Index
We have derived all information regarding the Nikkei 225® Index (“NKY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. (its “index sponsor” or “Nikkei”).
Nikkei has no obligation to continue to publish NKY, and may discontinue publication of NKY at any time. NKY is determined, comprised and calculated by Nikkei without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices – The Nikkei 225 Index®”, NKY is a stock index that measures the composite price performance of selected Japanese stocks. NKY is based on 225 stocks trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All 225 constituents are stocks listed in the TSE Prime Market. Stocks listed in the TSE Prime Market are among the most actively traded stocks on the TSE. Nikkei’s rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in NKY. Nikkei first calculated and published NKY in 1970. Select information regarding top constituents and industry and/or sector weightings may be made available by its index sponsor on its website.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. TD has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.
Historical Information
The graph below illustrates the performance of NKY from January 1, 2016 through April 16, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. TD has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of NKY on April 16, 2026 was 59,518.34. The actual initial asset level for NKY will be the closing level of NKY on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

FTSE® 100 Index
We have derived all information regarding the FTSE® 100 Index (“UKX”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by FTSE Russell.
FTSE Russell has no obligation to continue to publish the UKX, and may discontinue publication of the UKX at any time. The UKX is determined, comprised and calculated by FTSE Russell without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — The FTSE® 100 Index”, the FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. Select information regarding top constituents and industry and/or sector weightings may be made available by its index sponsor on its website.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. TD has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.
Historical Information
The graph below illustrates the performance of UKX from January 1, 2016 through April 16, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. TD has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of UKX on April 16, 2026 was 10,589.99. The actual initial asset level for UKX will be the closing level of UKX on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

Swiss Market Index
We have derived all information regarding the Swiss Market Index (“SMI”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, SIX Group Ltd. (“SIX Group”).
SIX Group has no obligation to continue to publish the Swiss Market Index, and may discontinue publication of the SMI at any time. The Swiss Market Index is determined, comprised and calculated by SIX Group without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — The Swiss Market Index”, the SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The SMI represents more than 75% of the free-float-market capitalization of the entire Swiss market. Select information regarding top constituents and industry and/or sector weightings may be made available by its index sponsor on its website.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. TD has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.
Historical Information
The graph below illustrates the performance of SMI from January 1, 2016 through April 16, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. TD has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of SMI on April 16, 2026 was 13,173.17. The actual initial asset level for SMI will be the closing level of SMI on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

S&P/ASX 200 Index
We have derived all information regarding the S&P/ASX 200 Index (“AS51”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (“S&P”).
S&P has no obligation to continue to publish the AS51, and may discontinue publication of the AS51 at any time. The AS51 is determined, comprised and calculated by S&P without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — The S&P/ASX 200 Index”, the AS51 includes 200 of the largest and most liquid stocks on the Australian equity market by float-adjusted market capitalization. Select information regarding top constituents and industry and/or sector weightings may be made available by its index sponsor on its website.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. TD has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.
Historical Information
The graph below illustrates the performance of AS51 from January 1, 2016 through April 16, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. TD has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of AS51 on April 16, 2026 was 8,955.018. The actual initial asset level for AS51 will be the closing level of AS51 on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Securities.

Canadian Taxation
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Security upon the initial issuance of the Security by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Security on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Security, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Security as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Security or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Security or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Security or property acquired on settlement of a Security will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Canadian Tax Act (the “January 29 Tax Proposals”) that would amend certain provisions of the Canadian Tax Act with respect to “hybrid mismatch arrangements” and introduce other consequential amendments. This overview does not take into account the January 29 Tax Proposals, but otherwise takes into account all other specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Securities and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Securities described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Securities should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Securities and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Securities
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Security to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Security is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Security to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Security is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Security, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the Security was issued, does not exceed 4/3 of the interest stipulated to be payable on the Security, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Securities by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

What Are the Tax Consequences of the Securities?
The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Securities, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying basket. If your Securities are so treated, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.
Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of the Securities. U.S. holders should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Except to the extent otherwise required by law, TD intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.
Non-U.S. Holders. Subject to Section 897 of the Code and Section 871(m) of the Code, and “FATCA”, each as discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the basket assets and our determination that the Securities are not “delta-one” with respect to the underlying basket or any basket asset or underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket, any basket asset or underlying constituent or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset, any underlying constituents or the Securities. If you enter, or have entered, into other transactions in respect of the underlying basket, any basket asset or underlying constituent or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Security at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Securities at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the underlying constituent issuers).

Additional Terms of the Securities
The sections “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation” and “— Market Disruption Events” in the accompanying product supplement are superseded and replaced in their entirety with the corresponding sections below.
Market Disruption Events
The calculation agent will determine the closing level of each basket asset, and thereafter the corresponding basket closing level, downside threshold, basket return and/or any other relevant term, as applicable (the “applicable level”) and whether the final basket level of the underlying basket is greater than, less than, or equal to the initial basket level and/or downside threshold on the final valuation date. If the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing with respect to a basket asset, such date may be postponed. If such a postponement occurs, the calculation agent will determine the closing level by reference to the closing level for the disrupted basket asset on the first trading day on which no market disruption event occurs or is continuing with respect to such basket asset. In no event, however, will the final valuation date be postponed by more than eight trading days. If the final valuation date is postponed to the last possible day, but a market disruption event with respect to a basket asset occurs or is continuing on that day, the calculation agent will nevertheless determine the closing level of such basket asset on such day. In such an event, the calculation agent will estimate the closing level that would have prevailed for such basket asset in the absence of the market disruption event and, thereafter, will determine the basket closing level.
If the calculation agent postpones the final valuation date, the corresponding payment date will be postponed to maintain the same number of business days between the final valuation date and the corresponding payment date as existed prior to the postponement. If the trade date is postponed, the calculation agent may adjust the settlement date, final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone the final valuation date if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the basket closing level on such date.
A market disruption event for a particular basket asset included in the underlying basket will not necessarily be a market disruption event for another basket asset included in the underlying basket. If, on the originally scheduled final valuation date, no market disruption event with respect to one or more basket assets occurs or is continuing, then the determination of the closing level relating to such basket asset(s) will be made on the originally scheduled final valuation date irrespective of the occurrence of a market disruption event with respect to one or more of the other basket assets.
Any of the following will be a “market disruption event” with respect to a basket asset, in each case as determined by the calculation agent:
➢
a suspension, absence or material limitation of trading in a material number of underlying constituents (including without limitation any option or futures contract), for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such underlying constituents;

➢
a suspension, absence or material limitation of trading in option or futures contracts relating to the basket asset or to a material number of underlying constituents in the primary market or markets for those contracts;

➢
any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of underlying constituents or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the basket asset or a material number of underlying constituents in the primary market or markets for those options or contracts;

➢	a change in the settlement price of any option or futures contract included in the basket asset by an amount equal to the maximum permitted price change from the previous day’s settlement price;
➢	the settlement price is not published for any individual option or futures contract included in the basket asset;
➢	the basket asset is not published; or
➢
in any other event, if the calculation agent determines that the event materially interferes with our ability, UBS’ ability or the ability of any of our respective affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we, UBS or our respective affiliates have effected or may effect or (2) effect trading in the underlying constituents and instruments linked to the basket asset generally.

The following events will not be market disruption events with respect to the basket asset:
➢
a limitation on the hours or numbers of days of trading in options or futures contracts relating to the basket asset or to a material number of underlying constituents in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

➢
a decision to permanently discontinue trading in the option or futures contracts relating to the basket asset, in any underlying constituents or in any option or futures contracts related to such underlying constituents.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.
Discontinuance of, Adjustments to, or Change in Law Affecting, a Basket Asset; Alteration of Method of Calculation
If:
➢	an index sponsor discontinues publication of a basket asset; or
➢
a change in law occurs with respect to a basket asset or one or more underlying constituents or an index sponsor otherwise modifies or reconstitutes a basket asset or one or more underlying constituents in response to what otherwise would have been a change in law, then the calculation agent may select a successor index. A “successor index” is an index that the calculation agent determines (i) is comparable to the affected basket asset and (ii) is not subject to a hedging restriction or any other legal or regulatory restriction prohibiting or restricting directly or indirectly, the investment in, or the sale, purchase beneficial ownership, holding or transfer of, or any other transaction or other dealing related to, such basket asset (or any underlying constituent) by any class of eligible potential purchasers of the Securities with respect to such successor index. A successor index is subject to a “hedging restriction” if TD, UBS or any of our or their affiliates is subject to a trading restriction under our or their respective trading policies that would materially limit the ability of TD, UBS or any of our or their affiliates to hedge the Securities with respect to such successor index. If the calculation agent selects a successor index, then the calculation agent will determine the applicable closing level of the applicable basket asset and/or any other relevant term, as applicable, and the amount payable, if any, on the Securities by reference to such successor index.
Alternatively, if the calculation agent determines that a change in law has occurred or that there is no successor index, then the calculation agent may instead make the necessary determination by reference to a group of stocks, physical commodities, options or futures contracts on physical commodities or another index or indices meeting the requirements (i) and (ii) in the above paragraph, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such basket asset (giving effect to any change in law).
In connection with a successor index or replacement basket the calculation agent may make adjustments in the method of calculating that index, the applicable level of the affected basket asset and/or any other relevant term, as applicable, that it believes are appropriate to offset, to the extent practical, any change in your economic position as a holder of the Securities resulting solely from such event to achieve an equitable result.
If the calculation agent determines that (i) any underlying constituents or the method of calculating the basket asset have been changed at any time in any respect that causes the level of the affected basket asset not to fairly represent the level of that basket asset had such changes not been made or that otherwise affects the calculation of the closing level of the affected basket asset or the amount payable on the Securities, (ii) a change in law has occurred with respect to a basket asset or any underlying constituent or (iii) an index sponsor has modified or reconstituted a basket asset or one or more underlying constituents in response to what otherwise would have been a change in law, then the calculation agent may make adjustments in the method of calculating that basket asset that it believes are appropriate to offset, to the extent practical, any change in your economic position as a holder of the Securities resulting solely from such event to achieve an equitable result.
Examples of any such changes that may cause the calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting, rebalancing or reconstitution of the underlying constituents, changes made by the index sponsor under its existing policies or following a modification of those policies, changes due to a change in law or due to the publication of a successor index, changes due to events affecting one or more of the underlying constituents or their issuers or any other underlying constituents, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the applicable level and any applicable payment on the Securities or otherwise relating to the level of the affected basket asset will be made by the calculation agent.
If, following the occurrence of any such event, the calculation agent determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original basket asset, then the calculation agent will deem the closing level of the original basket asset (or affected underlying constituents) on a trading day reasonably proximate to the date of such event to be its closing level on each remaining trading day to, and including, the final valuation date and will calculate the final basket level of the underlying basket giving effect to such deemed level(s).
Change in Law
If (1) one or more underlying constituents is listed or admitted for trading on a non-U.S. exchange or market and (2) the calculation agent determines that a “change in law” (as defined below) occurs, then the calculation agent may take the actions described herein under “— Discontinuance of, Adjustments to, or Change in Law Affecting, a Basket Asset; Alteration of Method of Calculation”.
A “change in law” will be triggered if due to a change in law event, as defined below, the direct or indirect sale, purchase, beneficial ownership, holding, or transfer of, or any other transaction or other dealing related to, a basket asset or an underlying constituent by (1) any class of eligible potential purchasers of the Securities or (2) TD, UBS or any of our or their affiliates is prohibited, restricted or otherwise impaired or, after giving effect to any applicable liquidation, unwind or cure period, will be so affected as of a given date (such applicable date, the “change date”).
Any of the following may be determined by the calculation agent to be a “change in law event” with respect to a particular basket asset:
➢
the adoption of or any change in any applicable law, regulation or order (including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute) or

➢
the promulgation of or any change, announcement or statement of the formal or informal interpretation by any court, tribunal, regulatory or executive authority with competent jurisdiction of any applicable law, regulation or order.

An event will not be a change in law event if the index sponsor of a basket asset publicly announces prior to the change date its intention to comply with the applicable change in law by removing any affected underlying constituents.

Additional Information Regarding the Estimated Value of the Securities
The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public, which we refer to as the trade date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the Securities are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, estimated costs which we may incur in connection with the Securities and an estimate of the difference between the amounts we pay to UBS or its affiliate and the amounts that UBS or its affiliate pays to us in connection with hedging the Securities as described further under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Securities.
On the cover page of this pricing supplement, we have provided the estimated value range for the Securities. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Securities and our internal funding rate. For more information about the estimated value, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Securities. For more information see the discussion under “Key Risks — Risks Relating to Estimated Value and Liquidity — The estimated value of your Securities is based on our internal funding rate”.
Our estimated value on the trade date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which TDS may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, the TDS or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the trade date, the price at which TDS may initially buy or sell the Securities in the secondary market, if any, may exceed our estimated value on the trade date for a temporary period expected to be approximately 12 months after the settlement date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the settlement date of the Securities based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Key Risks” herein.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)
We have appointed TDS, an affiliate of TD, and UBS as the agents for the sale of the Securities. Pursuant to the terms of a distribution agreement, TDS will purchase the Securities from TD at the issue price to public less the underwriting discount specified on the cover page hereof and TDS will sell the Securities to UBS at the issue price to public less the underwriting discount received. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities.
Additionally, because UBS, or one of its affiliates, is to conduct hedging activities for us in connection with the Securities, UBS, or its affiliate, may profit in connection with such hedging activities. Such profit, if any, will be in addition to the compensation that UBS, or its affiliate, receives for the sale of the Securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for UBS to sell the Securities to you in addition to the compensation they would receive for the sale of the Securities. See “Key Risks —   Risks Relating to Hedging Activities and Conflicts of Interest — Trading and business activities by TD, the agents or our or their respective affiliates may adversely affect the market value of, and any amounts payable on, the Securities” herein for additional information.
Conflicts of Interest — TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Securities will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, the agents, our or their respective affiliates or third parties may use this pricing supplement in the initial sale of the Securities. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Securities after their initial sale. If a purchaser buys the Securities from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.